Exhibit 99.1

Wynn Resorts, Limited Reports Fourth Quarter Results

Wynn Las Vegas generates adjusted EBITDA of $101.2 million in the fourth quarter and $332.8 million in the fiscal year ended 2006

Wynn Macau generates adjusted EBITDA of $58.5 million in the fourth quarter and $60.8 million in the 117 days since its September 6, 2006 opening

LAS VEGAS, February 27, 2007 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the fourth quarter and year ended December 31, 2006.

Highlights from 2006

•	Wynn Las Vegas was the first casino resort to receive both the prestigious Mobil Five Star and AAA Five Diamond ratings
•	Broke ground on Encore on April 28, 2006
•	Successfully opened Wynn Macau on time and on budget on September 6, 2006
•	Continued construction of Phase II of Wynn Macau, which is expected to open in the third quarter of 2007
•	Announced plans to build Wynn Diamond Suites in Macau
•	Received $900 million from the sale of a subconcession right to Publishing & Broadcasting, Limited
•	Paid a $6.00 per share special cash distribution to holders of our common stock and convertible debentures on December 4, 2006

Net revenues for the fourth quarter of 2006 were $563.6 million, compared to $269.4 million in the fourth quarter of 2005. Results for this quarter include a full quarter of operations for Wynn Macau, which opened on September 6, 2006. Net revenues for 2006 were $1.4 billion, a 98.5% increase over 2005. The revenue increase was driven primarily by the opening of Wynn Macau in 2006 and a full year of operations for Wynn Las Vegas (versus 248 days in 2005).

Consolidated Adjusted EBITDA (2) was $159.7 million for the fourth quarter of 2006 compared to $80.1 million in the fourth quarter of 2005. Adjusted EBITDA for 2006 was $393.6 million, an 85.6% increase compared to 2005.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income for the year was $628.7 million, or $6.24 per diluted share, compared to a loss of $90.8 million, or ($0.92) per diluted share in 2005. The significant increase in net income was due to the completion of the $900 million sale of the subconcession right in Macau in the third quarter of 2006.

On a US GAAP basis, net loss for the fourth quarter of 2006 was $55.4 million, or ($0.55) per diluted share, compared to a loss of $9.9 million, or ($0.10) per diluted share in the fourth quarter of 2005. The main reason for the decline relates to the special distribution paid to convertible debenture holders on December 4, 2006. Adjusted net income in the fourth quarter of 2006 was $57.1 million, or $0.53 per diluted share (adjusted EPS)(1) compared to an adjusted net income of $6.5 million, or $0.08 per diluted share in the fourth quarter of 2005.

Wynn Las Vegas Fourth Quarter Results

For the quarter ended December 31, 2006, Wynn Las Vegas generated adjusted EBITDA of $101.2 million, a 26.4% increase from the fourth quarter of 2005, with a 32.1% EBITDA margin on net revenue.

Net casino revenues in the fourth quarter of 2006 were $163.7 million, compared to $131.9 million for the fourth quarter of 2005. Table games drop was $515.5 million, with win per table per day (before discounts) of $10,803, compared to drop of $499.5 million and win per table per day of $8,842 in the fourth quarter of 2005. Table games win percentage of 26.3% was above the property’s expected range of 20% to 23% and exceeded the 21.3% for the fourth quarter of 2005. Slot machine win per unit per day was $256 on handle (volume) of $1.1 billion in the quarter compared to a win per unit per day of $256 on handle of $882.7 million during the comparable period of 2005. Slot handle increased during the fourth quarter of 2006 as compared to 2005, however, during the fourth quarter of 2006, the slot win percentage was slightly less than the expected range of 5% to 6% while the hold percentage in the fourth quarter of 2005 fell within the normalized range.

Gross non-casino revenues for the quarter were $191.3 million, a 7.6% increase from the fourth quarter of 2005. Hotel revenues were up 3.5% to $66.5 million during the quarter, versus $64.3 million in the fourth quarter of 2005. Wynn Las Vegas achieved an Average Daily Rate (ADR) of $291 for the quarter, compared to $278 in the fourth quarter of 2005. The property’s occupancy was 91.6% compared to 92.5% during the prior year period, generating revenue per available room (REVPAR) of $266 in the 2006 period (3.3% higher than in 2005).

Food and beverage revenues increased 14.3% to $73.6 million in the quarter compared to $64.4 million in the fourth quarter of 2005, primarily from increased revenues from Wynn Las Vegas’ Tryst nightclub. Retail revenues were $23.7 million in the quarter, compared to $17.3 million in the fourth quarter of 2005, an increase of 36.8%. Entertainment revenues were approximately $14.7 million, compared to $19.5 in the fourth quarter of 2005, a decrease of 25% from 2005 due primarily to the closing of Avenue Q in May 2006.

Wynn Las Vegas Full Year 2006 Operating Results

For the full year 2006, Wynn Las Vegas generated adjusted EBITDA of $332.8 million, representing a 29.2% margin on net revenues.

Net casino revenues were $535.6 million. Table games drop was $1.9 billion and table games win percentage was 22.1% (within the expected range of 20% to 23%). Slot machine win per unit per day was $251 on handle (volume) of $3.9 billion. Our slot win percentage for the year ended December 31, 2006, was slightly below the expected range of 5% to 6%, while in 2005 it was within the range.

Gross non-casino revenues for the period were $758.0 million and net non-gaming revenues were $603.8 million. Wynn Las Vegas’ room revenues were $268.2 million. Average daily rate (ADR) was $287 and occupancy was 94.4%, generating revenue per available room (REVPAR) of $271 for 2006. Revenues from food and beverage were $295.2 million and the retail, entertainment and other departments generated gross revenues of $79.3 million, $66.3 million and $49.0 million, respectively. Food and beverage revenues in 2006 benefited from the property’s nightclub, Tryst.

Encore at Wynn Las Vegas

We are constructing Encore on approximately 20 acres on the Las Vegas Strip, immediately adjacent to Wynn Las Vegas. Encore’s current plans include 2,034 units ranging in size and amenities from executive suites to duplex sky villas and penthouses, an approximately 72,000 square foot casino, additional convention and meeting space, as well as restaurants, a nightclub, swimming pools, a spa and salon and retail outlets. The property is expected to open in early 2009.

Our project budget is currently estimated at approximately $2.1 billion, consisting of approximately $2.0 billion for Encore and approximately $100 million for an employee parking garage on our Koval property, an associated pedestrian bridge and costs incurred in connection with the theatre remodeling and production of “Monty Python’s Spamalot” at Wynn Las Vegas.  On February 27, 2007, we entered into a Design Build Architectural, Engineering and Construction Services Agreement with Tutor-Saliba Corporation for the design and construction of Encore. The contract sets forth all of the terms and conditions pursuant to which Tutor-Saliba will design and construct Encore. The Contract also provides that the parties will negotiate a guaranteed maximum price (“GMP) for the construction and design of Encore within 90 days of execution of the Contract. If the parties cannot mutually agree upon a GMP during the 90 day period, the Company can continue to employ Tutor for construction and design services on a cost-plus basis, agree to alternative arrangements with Tutor or terminate the Contract.

As of December 31, 2006, the Company had incurred approximately $277.6 million of project costs related to the development and construction of Encore and related capital improvements.

Wynn Macau Fourth Quarter Results

The first phase of Wynn Macau opened on September 6, 2006 with 220 tables, 380 slot machines and 600 hotel rooms. In the fourth quarter of 2006, Wynn Macau generated net revenues (after discounts and commissions) of $248.7 million and Adjusted EBITDA of $58.5 million.

Table games results in Macau are segregated into two distinct reporting categories, the mass market segment and the VIP segment.

Table games drop in the mass market category was approximately $513.8 million during the period. Mass market table games win percentage (calculated before discounts and incentives) was 17.5%, which is at the lower end of the expected range of 17% to 19%.

Table games turnover in the VIP segment was $6.6 billion for the period. VIP table games win percentage (calculated before discounts and commissions) was 2.6%, which is within the expected range of 2.5% to 2.8%.

Slot machine win per unit per day was $418 on handle (volume) of $274.4 million for the quarter.

For the quarter, Wynn Macau generated an average daily room rate (ADR) of $248, with occupancy averaging 81.9%. Net non-casino revenues, consisting of rooms, food and beverage, retail and other, were $23.8 million.

Wynn Macau Expansion

In February 2007, we added additional table games and slot machines bringing the current total to approximately 256 table games and approximately 477 slot machines in an approximately 110,000 square foot casino. Construction on the second phase is progressing as planned and is expected to open in the third quarter of 2007. This second phase includes approximately 123,000 square feet of additional gaming space, a dramatic front feature attraction and additional food, beverage, a theater showroom and retail amenities. After the completion of this expansion, Wynn Macau is expected to have a total of approximately 420 table games and 1,280 slot machines.

In addition, we continue to develop the plans and budget for Wynn Diamond Suites, a further expansion of Wynn Macau, which was first announced in November 2006. This further expansion is expected to add a second self-contained, fully-integrated resort as well as food and beverage, retail and entertainment amenities. We continue to work on a budget and final design for Wynn Diamond Suites.

As of December 31, 2006, we have incurred approximately $877.1 million of a total project budget (excluding Wynn Diamond Suites) of approximately $1.2 billion.

Cotai

The Company has submitted an application to the Macau government for a concession of land in Cotai for future development. The Company recently reconfigured its site plans for 52 acres and is waiting final approval.

Other Factors Affecting Earnings

Interest expense, net of $5.8 million in capitalized interest, was $39.8 million for the fourth quarter of 2006. For the full year 2006, interest expense was $148.0 million, net of $29.5 million in capitalized interest. Depreciation and amortization expenses were $50.7 million during the quarter. For the full year, depreciation and amortization expenses were $175.5 million and pre-opening expenses were $62.7 million. Corporate expense was $18.9 million in the fourth quarter, and $54.4 million for the full year 2006, including $3.8 million and $15.4 million, respectively, in stock based compensation.

Wynn Macau completed the sale of a subconcession right to Publishing & Broadcasting, Limited for $900 million in cash, received on September 11, 2006. The one time gain on the sale substantially increased net income for the quarter ended September 30, 2006 and for the fiscal year ended 2006.

Balance Sheet and Capital Expenditures

Our total cash balances at the end of the quarter were $1.0 billion, including unrestricted cash balances of $789 million and cash balances restricted for our construction and development projects of $237 million. Total debt outstanding at the end of the quarter was $2.4 billion, including $1.7 billion of Wynn Las Vegas debt, $224 million of Convertible Debentures and $497 million of Wynn Macau-related debt. Capital expenditures during the fourth quarter of 2006, net of changes in construction payables and retention, totaled approximately $186.6 million, of which approximately $100.7 million was related to Wynn Macau and the remainder was primarily attributable to Encore.

Conference Call Information

The Company will hold a conference call to discuss its results on Tuesday, February 27th, 2007 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s brief operating history, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general domestic or international economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) Adjusted net income (loss) and adjusted net income (loss) per share (“EPS”) are presented exclusively as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are considered by some to be a better indicator on which to base expectations of future results than income or EPS computed in accordance with GAAP. Adjusted net income (loss) and adjusted net income (loss) per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted EBITDA” is earnings before interest, taxes, depreciation and amortization, pre-opening costs, property charges and other, contract termination fee, corporate expenses, stock-based compensation, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors. The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges and corporate expenses, which do not relate to the management of specific casino properties. However, Adjusted EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. We compensate for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. Such GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA. Also, Wynn Resorts’ calculation of Adjusted EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income and net income (loss) per share to adjusted net income (loss) and adjusted net income (loss) per share, and (ii) operating income (loss) to adjusted EBITDA and adjusted EBITDA to net income (loss).

WYNN RESORTS, LIMITED AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (amounts in thousands, except per share data) (unaudited)

Three Months Ended			Year Ended
December 31,			December 31,
	2006	2005	2006	2005

Operating revenues:	$388,531	$131,899	$800,591	$353,663
Casino	78,848	64,289	283,084	170,315
Rooms	85,360	64,434	309,771	173,700
Food and beverage	60,567	48,514	205,213	125,230
Entertainment, retail and other	613,306	309,136	1,598,659	822,908
Gross revenues	(49,736)	(39,724)	(166,402)	(100,927)
Less: promotional allowances	563,570	269,412	1,432,257	721,981
Net revenues

Operating costs and expenses:
Casino	225,266	59,407	439,902	155,075
Rooms	20,494	16,271	73,878	44,171
Food and beverage	52,449	42,486	194,403	118,670
Entertainment, retail and other	36,226	31,219	134,530	80,185
General and administrative	79,345	43,153	231,515	118,980
Provision for doubtful accounts	9,711	5,564	21,163	16,206
Pre-opening costs	(68)	8,324	62,726	96,940
Depreciation and amortization	50,667	35,839	175,464	103,344
Contract termination fee	-	-	5,000	-
Property charges and other	11,996	8,136	25,060	14,297
Total operating costs and expenses	486,086	250,399	1,363,641	747,868

Equity in income from unconsolidated affiliates	709	617	2,283	1,331

Operating income (loss)	78,193	19,630	70,899	(24,556)

Other income (expense):	16,868	7,635	46,752	28,267
Interest and other income	(39,799)	(37,269)	(148,017)	(102,699)
Interest expense, net of capitalized interest	(58,477)	-	(58,477)	-
Distribution to convertible debenture holders	(639)	119	1,196	8,152
Increase (decrease) in swap fair value	-	-	899,409	-
Gain on sale of subconcession right, net	(1,775)	-	(12,533)	-
Loss from extinguishment of debt	(83,822)	(29,515)	728,330	(66,280)
Other income (expense), net

Income (loss) before income taxes	(5,629)	(9,885)	799,229	(90,836)

Provision for income taxes	49,795	-	170,501	-

Net Income (loss)	$(55,424)	$(9,885)	$628,728	$(90,836)

Basic and diluted income (loss) per common share:
Net income (loss):	$(0.55)	$(0.10)	$6.29	$(0.92)
Basic	$(0.55)	$(0.10)	$6.24	$(0.92)
Diluted
Weighted average common shares outstanding:
Basic	100,918	98,494	99,998	98,308
Diluted	100,918	98,494	111,627	98,308

Note: * Diluted earnings per share for the twelve months ended December 31, 2006 includes the assumption that the convertible subordinated debentures were converted into shares of common stock. Accordingly, net income used in the computation of diluted earnings per share is increased by approximately $9.4 million, of interest attributable to these debentures for the year ended December 31, 2006 and the special cash distribution of $58.5 million.

WYNN RESORTS, LIMITED AND SUBSIDIARIES RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME (LOSS) (amounts in thousands) (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005

Net income (loss)	$(55,424)	$(9,885)	$628,728	$(90,836)
Gain on sale of subconcession right, net	-	-	(899,409)	-
Interest income on subconcession proceeds	(9,946)	-	(12,489)	-
Pre-opening costs	(68)	8,324	62,726	96,940
Loss from the extinguishment of debt	1,775	-	12,533	-
(Increase) decrease in swap fair value	639	(119)	(1,196)	(8,152)
Property charges and other	11,996	8,136	25,060	14,297
Distribution to convertible debenture holders	58,477	-	58,477	-
Avenue Q contract termination fee	-	-	5,000	-
Adjustment for income taxes	49,651	-	169,989	-
Adjusted net income (1)	$57,100	$6,456	$49,419	$12,249

Adjusted net income per diluted share*	$0.53	$0.08	$0.53	$0.20

Note: * Adjusted net income per diluted share for the three months ended December 31, 2006 and 2005 and the years ended December 31, 2006 and 2005, includes the assumption that the convertible debentures were converted into shares of common stock. Accordingly, adjusted net income used in the computation of diluted adjusted net income per share for the three months ended December 31, 2006 and 2005 and the years ended December 31, 2006 and 2005, is increased by approximately $3.5 million, $3.9 million, $14.5 million and $15.7 million, respectively, of interest attributable to these debentures.

WYNN RESORTS, LIMITED AND SUBSIDIARIES RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS) (amounts in thousands) (unaudited)

	Three Months Ended December 31, 2006
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income	$49,628	$22,685	$5,880	$78,193

Preopening costs	844	(949)	37	(68)
Depreciation and amortization	34,814	15,038	815	50,667
Property charges and other	1,335	10,661	-	11,996
Management fees and royalties	4,714	3,024	(7,738)	-
Corporate expenses and other	7,636	8,196	(657)	15,175
Stock-based compensation	2,215	(111)	1,663	3,767

Adjusted EBITDA (2)	$101,186	$58,544	$-	$159,730

	Three Months Ended December 31, 2005
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$29,936	$(11,666)	$1,360	$19,630

Pre-opening costs	27	8,197	100	8,324
Depreciation and amortization	33,115	1,969	755	35,839
Property charges and other	8,136	-	-	8,136
Management fees and royalties	4,052	1,500	(5,552)	-
Corporate expenses and other	4,801	-	2,326	7,127
Stock-based compensation	-	-	1,011	1,011

Adjusted EBITDA(2)	$80,067	$-	$-	$80,067

			Three Months Ended December 31,
			2006	2005

Adjusted EBITDA(2)			$159,730	$80,067

Pre-opening costs			68	(8,324)
Depreciation and amortization			(50,667)	(35,839)
Property charges and other			(11,996)	(8,136)
Corporate expenses and other			(15,175)	(7,127)
Stock-based compensation			(3,767)	(1,011)
Interest and other income			16,868	7,635
Interest expense			(39,799)	(37,269)
Increase (decrease) in swap fair value			(639)	119
Loss on extinguishment of debt			(1,775)	-
Distribution to convertible debenture holders			(58,477)	-
Provision for income taxes			(49,795)	-

Net Loss			$(55,424)	$(9,885)

WYNN RESORTS, LIMITED AND SUBSIDIARIES RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS) (amounts in thousands) (unaudited)

	Year Ended December 31, 2006
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$116,456	$(53,385)	$7,828	$70,899

Preopening costs	2,020	60,543	163	62,726
Depreciation and amortization	147,607	24,679	3178	175,464
Property charges and other	14,399	10,661	-	25,060
Contract termination fee	5,000	-		5,000
Management fees and royalties	17,091	7,621	(24,712)	-
Corporate expenses and other	22,047	10,046	6,943	39,036
Stock-based compensation	8,133	672	6,600	15,405

Adjusted EBITDA(2)	$332,753	$60,837	$-	$393,590

	Year Ended December 31, 2005
	Wynn Las Vegas	Wynn Macau	Corporate and Other	Total

Operating income (loss)	$12,709	$(32,831)	$(4,434)	$(24,556)

Pre-opening costs	67,454	20,402	9,084	96,940
Depreciation and amortization	94,297	6,429	2,618	103,344
Property charges and other	14,183	-	114	14,297
Management fees and royalties	10,836	6,000	(16,836)	-
Corporate expenses and other	12,528	-	6,511	19,039
Stock-based compensation	-	-	2,943	2,943

Adjusted EBITDA(2)	$212,007	$-	$-	$212,007

			Year Ended December 31,
			2006	2005

Adjusted EBITDA(2)			$393,590	$212,007

Pre-opening costs			(62,726)	(96,940)
Depreciation and amortization			(175,464)	(103,344)
Property charges and other			(25,060)	(14,297)
Contract termination fee			(5,000)	-
Corporate expenses and other			(39,036)	(19,039))
Stock-based compensation			(15,405)	(2,943))
Interes and other income			46,752	28,267
Interest expense			(148,017)	(102,699))
Increase (decrease ) in swap fair value			1,196	8,152
Loss on extinguishment of debt			(12,533)	-
Gain on sale of subconcession right, net			899,409	-
Distribution to convertible debenture holders			(58,477)
Provision for income taxes			(170,501)	-

			$628,728	$(90,836)

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended		Twelve Months Ended
	December 31, 2006	December 31, 2005(6)	December 31, 2006(6)	December 31, 2005(6)
Room Statistics for Wynn Las Vegas:
Occupancy %	91.6%	92.5%	94.4%	NM
Average Daily Room Rate (ADR)[1]	$291	$278	$287	$274
Average Paying Rate (APR)[2]	$279	$273	$272	$264
Revenue per available room (REVPAR)[3]	$266	$258	$271	$253

Other information for Wynn Las Vegas:
Table games win per unit per day[4]	$10,803	$8,842	$8,269	NM
Table Hold %	26.3%	21.3%	22.1%	NM
Slot machine win per unit per day[5]	$256	$252	$251	NM
Average number of table games	137	131	142	NM
Average number of slot machines	1,974	1,950	1,963	NM

Wynn Macau:
Table games win per unit per day[4]	$12,954	NM	NM	NM
Slot machine win per unit per day[5]	$418	NM	NM	NM
Average number of table games	219	NM	NM	NM
Average number of slot machines	366	NM	NM	NM

(1) ADR is Average Daily Room Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) APR is Average Paying Rate and is calculated by dividing cash room revenue by cash rooms occupied.

(3) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue by total rooms available.

(4) Table games win per unit per day is shown before discounts and commissions.

(5) Slot machine win per unit per day is net of participation fees and progressive accruals.

(6) Information for the 2005 and 2006 twelve-month periods as well as 2005 three-month period is not meaningful as Wynn Macau opened on September 6, 2006 and Wynn Las Vegas was opened for 248 days in 2005.

SOURCE:

Wynn Resorts, Limited

CONTACT:

Samanta Stewart, 702-770-7555

investorrelations@wynnresorts.com

www.wynnresorts.com

www.wynnlasvegas.com